Exhibit 99.2

SPEEDWAY MOTORSPORTS, INC.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE GUIDELINES

Adopted: December 11, 2002

INDEX

Selection and Composition of the Board

1)	Board Membership Criteria

2)	Selection and Orientation of New Directors

3)	Extending the Invitation to a Potential Director to Join the Board

Board Leadership

4)	Selection of Chairman and Chief Executive Officer

5)	Chairman of the Nominating/Governance Committee

Board Composition and Performance

6)	Size of the Board

7)	Mix of Management and Independent Directors

8)	Individual Director Responsibilities

9)	Board Definition of what Constitutes Independence for Directors

10)	Former Chairman/Chief Executive Officer’s Board Membership

11)	Directors Who Change Their Present Primary Occupation; Other Director Positions

12)	Term Limits

13)	Retirement Age

14)	Board Compensation

15)	Executive Sessions of Independent Directors

16)	Assessing the Board’s Performance

17)	Board’s Interaction with Institutional Investors, Press, Sanctioning Bodies, Sponsors, Customers, etc.

18)	Director Continuing Education

Board Relationship to Senior Management

19)	Regular Attendance of Non-Directors at Board Meetings

20)	Board Access to Senior Management

21)	Independent Advisors

Meeting Procedures

22)	Selection of Agenda Items for Board Meetings

23)	Board Materials Distributed in Advance

24)	Board Presentations

Committee Matters

25)	Number, Structure and Independence of Committees

26)	Assignment and Rotation of Committee Members

27)	Frequency and Length of Committee Meetings

28)	Committee Agenda

Leadership Development

29)	Formal Evaluation of the Chairman and the Chief Executive Officer

30)	Succession Planning

31)	Management Development

3

THE MISSION OF THE SPEEDWAY MOTORSPORTS BOARD OF DIRECTORS

The Speedway Motorsports Board of Directors represents the stockholders’ interest in perpetuating a successful business, including optimizing long-term financial returns. The Board is responsible for determining that the Company is managed in such a way to ensure this result. The Board has the responsibility to ensure that in good times, as well as difficult ones, management is capably executing its responsibilities. The Board’s responsibility is to regularly monitor the effectiveness of management policies and decisions and the execution of its strategies.

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

Selection and Composition of the Board

1)	Board Membership Criteria

The Nominating/Corporate Governance Committee (the “Governance Committee”) is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of judgment, knowledge, diversity, age and skills, all in the context of an assessment of the perceived needs of the Board at that point in time.

2)	Selection and Orientation of New Directors

The Board is responsible for selecting its own members and in recommending them for election by the stockholders. The Board delegates the screening process involved to the Governance Committee with the direct input from the Chairman of the Board and the Chief Executive Officer. However, with each director nomination recommendation, the Board will consider the mix of director characteristics, experiences and skills most appropriate to the Company’s needs. The Board intends that each director shall contribute knowledge, experience or skill in at least one area of importance to the Company. The Board believes that it is important to obtain a diversity of experiences and perspectives within the Board.

The Board and the Company have a complete orientation process for new Directors that includes background material, meetings with senior management and visits to Company facilities to permit them to become familiar with the Company’s business, industry and corporate governance policies.

3)	Extending the Invitation to a Potential Director to Join the Board

An invitation to join the Board shall be extended by the Board itself via the Chairman of the Board and Chief Executive Officer of the Company, together with an Independent Director, when appropriate.

Board Leadership

4)	Selection of Chairman of the Board and Chief Executive Officer

The Board shall make the choice of Chairman of the Board and Chief Executive Officer however it seems best for the Company at a given point in time.

5)	Chairman of the Nominating/Governance Committee

The Chairman of the Nominating/Governance Committee will be an Independent Director responsible for chairing the regular sessions of the Non-Management Directors (“Executive Sessions”). The Chairman of the Governance Committee, together with the members of that Committee, will develop the agendas for those regular sessions and at least annually review the Board’s governance procedures (guidelines).

Board Composition and Performance

6)	Size of the Board

The Board in recent years has averaged nine members. The Board currently intends to maintain the Board at this size. However, the Board would consider changing the size to accommodate the availability of an outstanding candidate(s) or other contingencies.

7)	Mix of Management and Independent Directors

The Board will be comprised of a majority of Independent Directors. On matters of corporate governance, the Board final decisions will be made by the full Board of Directors, upon the recommendation of the Nominating/Governance Committee.

8)	Individual Director Responsibilities

Directors must actively participate in Board meetings, review relevant materials in advance of meetings, serve on Board committees, and prepare for meetings and discussions with management.

Serving on the Board requires significant time and attention on the part of the Directors. Directors must spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The appropriate number of hours to be spent by a Director on his or her duties and the frequency and length of Board meetings will depend on the complexity of the Company’s operations and matters at hand.

Directors should exercise vigorous and diligent oversight of the Company’s affairs. However, Directors should not micromanage the Company’s business by performing or duplicating the tasks of the Chief Executive Officer and the senior management team.

9)	Board Definition of what Constitutes Independence for Directors

The Board believes there is no current relationship between any Independent Director and the Company that would be construed in any way to compromise any Independent Director being designated as independent. Compliance with the independence standards expressed in these Guidelines is reviewed annually by the Governance Committee.

For purposes of these Guidelines, the term “Independent Director” shall mean a director who the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition:

•	No director who is a former employee of the Company can be “independent” until five years after the employment has ended.

•	No director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate) can be “independent” until five years after the end of either the affiliation or the auditing relationship.

•	No director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	Directors with immediate family members in the foregoing categories must likewise be subject to the five-year “cooling off” provisions for purposes of determining “independence.”

The Board will consider all relevant facts and circumstances in determining “independence,” including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The basis for the Board’s determination that a relationship is not material will be disclosed in the Company’s annual proxy statement.

A “Non-Management Director” is a director who is not an officer of the Company. The definition would include a director who is not independent by virtue of a material relationship, former status, family relationship or for any other reason.

10)	Former Chairman/Chief Executive Officer’s Board Membership

When a Chairman of the Board or Chief Executive Officer resigns from that position, he shall submit his written resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chairman of the Board or Chief Executive Officer and the Board and will be decided in each instance. A former Chairman of the Board or Chief Executive Officer serving on the Board will not be considered an Independent Director.

11)	Directors Who Change Their Present Primary Occupation; Other Director Positions

It is not the sense of the Board that in every instance the Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board.

There should, however, be an opportunity for the Board, via the Nominating/Governance Committee, to review the continued appropriateness of Board membership of individual Directors who change the primary occupation they held when they were elected to the Board.

Independent Directors are encouraged to limit the number of other boards on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. Independent Directors should also advise the Chairman of the Board and the Chairman of the Governance Committee in advance of accepting an invitation to serve on another board or committee thereof. No Audit Committee member may simultaneously serve on the audit committees of more than three other public companies.

12)	Term Limits

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

As an alternative to term limits, the Nominating/Governance Committee, in conjunction with the Chief Executive Officer, will formally review each Director’s continuation on the Board every three years prior to standing for re-election. This will also allow each Director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

13)	Retirement Age

The Board does not believe it should establish a retirement age. Age may be a consideration in any formal review of a Director’s continuation on the Board previously noted.

14)	Board Compensation

It is appropriate for the staff of the Company to report once a year to the Compensation Committee the status of Board compensation in relation to other similarly situated U.S. companies. As part of a Director’s total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a Director’s compensation should be provided and held in common stock units. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board.

The Board should be aware that questions as to Directors’ independence may be raised where Directors’ fees and emoluments exceed what is customary. Similar concerns may be raised when the Company makes substantial charitable contributions to organizations in which a Director is affiliated, or enters into consulting contracts with (or provides other indirect forms of compensation to) a Director.

15)	Executive Sessions of Non-Management Directors

The Non-Management Directors of the Board will meet in Executive Session without management not less than quarterly at scheduled meetings. Executive Sessions will be chaired by the Chairman of the Nominating/Governance Committee. The format of these meetings may include a discussion with the Chairman of the Board and the Chief Executive Officer for a portion of the Executive Session as determined by the chairman of the meeting. Interested parties may make their concerns known to the Non-Management Director by communicating directly with the current Executive Session chairman through any reasonable method established by such chairman.

16)	Assessing the Board’s Performance

The Nominating/Governance Committee is responsible to report annually to the Board its assessment of the Board’s performance. This will be discussed with the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

This assessment should be of the Board’s contribution as a whole and specifically review areas in which the Board, in consultation with management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

17)	Board’s Interaction with Institutional Investors, Press, Sanctioning Bodies, Sponsors, Customers, Etc.

The Board believes that management speaks for the Company. Individual Board members may, from time to time at the request of the management, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman of the Board.

18)	Director Continuing Education

Directors have an affirmative obligation to become and remain independently familiar with Company operations. Directors should not rely exclusively on information provided to them by the Chief Executive Officer.

Board Relationship to Senior Management

19)	Regular Attendance of Non-Directors at Board Meetings

The Board welcomes the regular attendance at each Board meeting of non-Board members who are in the most senior management positions of the Company. Should the Chairman of the Board or the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

20)	Board Access to Senior Management

Board members have complete access to management.

It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, will be copied to the Chairman of the Board or Chief Executive Officer, as appropriate.

Furthermore, the Board encourages management to, from time to time, bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

21)	Independent Advisors

The Board and Committees are authorized to seek advice from outside advisors, independent of management, with respect to matters within their responsibility, as they may deem appropriate. Such matters may include, without limitation, risk assessment and risk management, conflict of interest situations and compensation consultation.

Meeting Procedures

22)	Selection of Agenda Items for Board Meetings

The Chairman of the Board will establish the agenda for each Board meeting, after consultation with Management. Each Board member is free to suggest the inclusion of item(s) on the agenda.

23)	Board Materials Distributed in Advance

Information and data that is important to the Board’s understanding of the business will be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material efficiently and effectively provides the desired information.

24)	Board Presentations

As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to put on paper, the presentation will be discussed at the meeting. Presentations should be scheduled to allow for question-and-answer sessions and open discussion.

Committee Matters

25)	Number, Structure and Independence of Committees

From time to time, the Board may form a new committee or disband a current Committee depending upon the circumstances. The current Board committees are Audit, Compensation and

Nominating/Corporate Governance. The Audit Committee and Nominating/Governance Committee membership will consist only of Independent Directors as defined in Guideline No. 9 above. In addition, the criteria for membership on the committees is as specified in the applicable rules of the New York Stock Exchange.

26)	Assignment and Rotation of Committee Members

The Nominating/Governance Committee is responsible, after consultation with the Chairman of the Board and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.

The Board will consider rotating committee members periodically at five-year intervals. However, such a rotation is not mandated because there may be reasons at a given point in time to maintain an individual Director’s committee membership for a longer period.

27)	Frequency and Length of Committee Meetings

The committee chairman, in consultation with committee members, will determine the frequency and length of the meetings of his or her committee.

28)	Committee Agenda

The chairman of a committee, in consultation with the appropriate members of the committee and management, will develop a committee’s agenda.

Leadership Development

29)	Formal Evaluation of the Chairman of the Board and the Chief Executive Officer

Independent Directors will evaluate the Chairman of the Board and the Chief Executive Officer annually. The Chairman of the Nominating/Governance Committee will communicate the evaluation to the Chairman of the Board and the Chief Executive Officer. The evaluation shall be based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the Chairman of the Board and the Chief Executive Officer.

30)	Succession Planning

The Chief Executive Officer will report annually to the Compensation Committee on succession planning. The Compensation Committee will identify and periodically update the qualities and characteristics necessary for an effective Chief Executive Officer. The Compensation Committee will periodically monitor and review the development and progress of potential internal candidates against these standards. There shall also be available, on a continuing basis, the Chairman of the Board’s and the Chief Executive Officer’s recommendations regarding a successor.

31)	Management Development

The Chief Executive Officer will report to the Board annually regarding the Company’s program for management development. This report should be given to the Board near the time as the succession planning report to the Compensation Committee noted previously.